Exhibit 5

                        Cudd & Associates---------------------------------------
                        Attorneys At Law


     1120
Lincoln Street
  Suite 1507
                                                 July 25, 2001
Denver, Colorado    Board of Directors
     80203          Han Logistics, Inc.
                    2220 West 7th Street
    Telephone       Reno, Nevada  89503
  303-861-7273
                    Ladies:
      Fax
  303-861-7560           I have  acted as  counsel  to Han  Logistics,  Inc.,  a
                    Nevada  corporation (the "Company"),  in connection with the
                    Registration  Statement on Form SB-2,  including all pre- or
    E-Mail          post-effective   amendments   thereto   (collectively,   the
    pcudd@          "Registration  Statement"),  the  Amendment  No.  1 to which
cuddassociates.com  Registration   Statement   is  being  filed  with  the  U.S.
                    Securities  and Exchange  Commission  under Section 5 of the
                    Securities  Act of 1933 on or  about  the date  hereof.  The
                    Registration  Statement  relates  to a  maximum  of  250,000 shares (the "Shares") of common stock, $.001 par value per share, being offered by the Company.

                         In connection  with this  opinion,  I have examined the
                    Company's Articles of Incorporation; the Company's Bylaws; minutes of the Company's corporate proceedings and unanimous written consents in lieu thereof, as made available to me by the executive officers and directors of the Company; executed copies of such Registration Statement, and all exhibits thereto in the form filed with the Commission; and such matters of law deemed necessary by me in order to deliver the within opinion.

                         In the course of my  examination,  I have  assumed  the
                    genuineness of all signatures, the authenticity of all documents submitted to me as original documents, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, I have relied upon information furnished to me by the executive officers and directors of the Company.

                         On the basis of the  foregoing,  and solely in reliance
                    thereon, I am of the opinion that the Shares have been duly authorized and, upon effectiveness of the Registration Statement by order of the Securities and Exchange Commission (or upon the twentieth day following the filing of an amendment indicating the intention to become effective by operation of the terms of Section 8(a) of the Securities Act of 1933) and the necessary state securities authorities and upon delivery of the Shares to subscribers against payment therefor in the manner described in the Registration Statement, the Shares have been or will be validly issued, fully-paid and nonassessable.

Board of Directors
Han Logistics, Inc.
July 25, 2001
Page 2



     This opinion is limited to Sections 78.010 through 78.785 of Nevada Revised Statutes, all applicable provisions of the Nevada Constitution, reported judicial decisions interpreting the foregoing laws and federal law. I express no opinion with respect to the laws of any other jurisdiction.

     I hereby consent to the filing of this letter as Exhibit (5) to the Registration Statement and to the reference to Cudd & Associates in the Registration Statement.

                                                          Very truly yours,

                                                          CUDD & ASSOCIATES


                                                          /s/ Patricia Cudd
                                                          -----------------
                                                          Patricia Cudd

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